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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 27, 2001


                                POWERBRIEF, INC.
                               (FORMERLY KNOWN AS
                         INTEGRATED ORTHOPAEDICS, INC.)
               (Exact name of Registrant as specified in charter)


           TEXAS
      (State or other               1-10677                 76-0203483
       jurisdiction            (Commission File          (I.R.S. Employer
     of Incorporation)              Number)            Identification No.)


          5858 WESTHEIMER, SUITE 500
                HOUSTON, TEXAS                           77057
   (Address of principal executive offices)           (Zip Code)


       Registrant's telephone number, including area code: (713) 586-4600
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ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

      On March 27, 2001 PowerBrief, Inc., a Texas corporation ("PowerBrief"), entered into a private placement transaction (the "Transaction") pursuant to a Preferred Stock Purchase Agreement, a Registration Rights Agreement and certain other agreements with certain investors for a total consideration of $3,064,900. PowerBrief intends for the proceeds to be used for continued product development, marketing and for general corporate purposes. In conjunction with the Transaction, PowerBrief amended its Bylaws and filed a Certificate of Designation with the Secretary of State of Texas designating 5,000,000 shares of its authorized shares of Preferred Stock as shares of Series A Convertible Preferred Stock ("Series A Preferred"). PowerBrief issued 2,736,513 shares of Series A Preferred, in the Transaction which is convertible initially into 27,365,130 shares of PowerBrief's Common Stock (at a conversion rate of $0.112 per share). The Series A Preferred is immediately convertible into Common Stock upon the election of the holder. On an as-converted basis the Series A Preferred represents approximately 49% of the primary shares outstanding.

      The holders of the Series A Preferred are entitled to receive cumulative cash dividends at a rate per annum of $0.0896 per share of Series A Preferred payable quarterly each year commencing on March 31, 2001. At the option of PowerBrief the dividends on the Series A Preferred may be paid in additional shares of the Series A Preferred. The holders of the Series A Preferred are entitled to vote as a separate class to elect 2 directors to PowerBrief's Board of Directors and to vote with the holders of PowerBrief's Common Stock on an as-converted basis to elect the remaining directors.

      In conjunction with the sale of the Series A Preferred, PowerBrief entered into a Voting Agreement with the holders of the Series A Preferred as well as certain major stockholders. The parties to the Voting Agreement are required to vote as stipulated in the Voting Agreement to elect directors to PowerBrief's Board of Directors. The parties to the Voting Agreement jointly have approximately 41,869,000 shares of PowerBrief's Common Stock on an as-converted basis, which represents 75% of PowerBrief's voting power. The parties to the Voting Agreement have sufficient votes to elect a majority of the directors as selected by such parties pursuant to the terms of the Voting Agreement and have control of the company as a result. Immediately prior to the Transaction, no individual or identifiable group held a majority of the outstanding shares or voting power of PowerBrief.

      Due to the accounting treatment for the issuance of the Series A Preferred pursuant to accounting principles generally accepted in the United States, it is expected that PowerBrief will record a charge to retained earnings in the first quarter of 2001. Net Loss for 2001 will not be affected by this charge. The one-time accounting charge associated with the issuance of the Series A Preferred could be up to $38 million and will be recorded as a dividend.

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      The Preferred Stock Purchase Agreement, the Certificate of Designation,
the Registration Rights Agreement and the Amended and Restated Bylaws of PowerBrief, are incorporated by reference into this Item 1 and the foregoing description of such documents and the Transaction is qualified in its entirety by reference to such exhibits.


ITEM 5.     OTHER EVENTS.

      On March 28, 2001, PowerBrief announced the private placement of 2.7 million shares of Series A Preferred for total consideration of $3 million. The press release announcing the private placement is filed herewith as Exhibit 99.4.

ITEM 7.     EXHIBITS.


            (c)   Exhibits.

                  3.1   Amended and Restated Bylaws of PowerBrief, Inc.

                  4.1 Certificate of Designation and Determination of Rights and Preferences of Convertible Preferred Stock, Series A, of PowerBrief, Inc., filed March 23, 2001.

                  99.1 Preferred Stock Purchase Agreement Between Certain Investors and PowerBrief, Inc. dated March 27, 2001.

                  99.2 Registration Rights Agreement Between Certain Investors and PowerBrief, Inc. dated March 27, 2001.

                  99.3 Voting Agreement between PowerBrief, Inc., the Major Stockholders, and the Series A Convertible Preferred Stock Holders dated March 27, 2001.

                  99.4 Text of press release dated March 28, 2001 relating to a $3 million private placement of Series A Preferred Stock.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                              POWERBRIEF, INC. (F/K/A INTEGRATED
                              ORTHOPAEDICS, INC.)
                              (Registrant)

Date: April 11, 2001          By:  /s/ Laurie Hill Gutierrez
                                   -------------------------------
                                   Laurie Hill Gutierrez
                                   Interim Chief Financial Officer



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                                 EXHIBIT INDEX



       Exhibit                      Description
       -------                      -----------
         3.1            Amended By Laws of PowerBrief, Inc.*

         4.1 Certificate of Designation and Determination of Rights and Preferences of Convertible Preferred Stock, Series A, of PowerBrief, Inc., filed March 23, 2001.*

         99.1 Preferred Stock Purchase Agreement Between Certain Investors and PowerBrief, Inc. dated March 27, 2001.(1)

         99.2 Registration Rights Agreement Between Certain Investors and PowerBrief, Inc. dated March 27, 2001.(2)

         99.3 Voting Agreement between PowerBrief, Inc., the Major Stockholders, and the Series A Convertible Preferred Stock Holders dated March 27, 2001*

         99.4 Text of press release dated March 28, 2001 relating to a $3 million private placement of Series A Preferred Stock.*

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(1)   Incorporated by reference to Exhibit 10.23 to PowerBrief's Form 10KSB dated March 30, 2001.

(2) Incorporated by reference to Exhibit 4.13 to PowerBrief's Form 10KSB dated March 30, 2001.

 *    Filed herewith.